Exhibit 10.4

Employee Stock Option Agreement

This Employee Stock Option Agreement (this “Agreement”) is made this 3rd day of June, 2011, between Lime Energy Co., a Delaware corporation (“Lime Energy”) and John O’Rourke (the “Holder”).

W I T N E S S E T H:

WHEREAS, Holder is an employee of Lime Energy or a subsidiary of Lime Energy (collectively, Lime Energy and its subsidiaries are referred to in this Agreement as the “Company”), and Lime Energy desires, by affording Holder an opportunity to purchase shares of Lime Energy’s common stock, par value $0.0001 per share (the “Common Stock”) as hereinafter provided, to help align the long-term economic interests of the Holder with the long-term economic interests of the Company;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.             Grant of Options.  Lime Energy hereby agrees to grant to the Holder, on the date hereof (the “Grant Date”), options (the “Options”) to purchase up to an aggregate of 450,000 shares (the “Option Shares”) of the Common Stock under the Company’s 2008 Long-Term Incentive Plan, as amended, subject to the terms and conditions set forth herein.

2.             Exercise Price.  The exercise price per Option Share, subject to adjustment as hereinafter provided (the “Exercise Price”), under the Options shall be $4.23 per share (the closing market price of the Common Stock on the date prior to this Agreement).

3.             Vesting. The Options shall not be exercisable until vested, and shall vest according to the following schedule:

Vesting Date or Event	Number of Shares Vested
June 3, 2012	150,000
June 3, 2013	150,000
June 3, 2014	150,000

In addition to the vesting rights set forth above, any unvested Stock Options shall automatically and immediately terminate and be of no further force or effect if the Holder shall voluntarily cease working for the Company.  All unvested Stock Options shall immediately vest and become exercisable if the employment of the Holder by the Company is terminated by the Company for any reason other than Due Cause.  As used in this Agreement, “Due Cause” shall mean any of:

(i)                                     Failure by the Holder to perform any material and substantial duties to the Company;

(ii)                                  Holder’s conviction on, or plea of guilty or of nolo contendre to, a felony charge;

(iii)                               misappropriation of Company property by Holder or any act of dishonesty by Holder directed at the Company or while acting on behalf of the Company;

(iv)                              Holder’s breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by Holder for the benefit of the Company;

(v)                                 violation of the Company’s drug and alcohol policy;

(vi)                              any conduct, action or behavior by Holder that has a material adverse effect on the reputation of the Company, its business, affiliates, management, customers, vendors,  employees, prospects, name, reputation or goodwill;

(vii)                           Holder’s commission of an act of moral turpitude.

Upon the occurrence of a Change in Control, any unvested Stock Options shall be automatically and immediately vested and become exercisable by Holder, subject to the other applicable terms of this Agreement.  For all purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by the Company and, as a result of such merger or consolidation, an unrelated entity acquires the ability to elect a majority of the Company’s Board of Directors, or (ii) substantially all of the Company’s assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with the Company.

The provisions of this Section relate only to the vesting of the Stock Options and do not in any way change the at-will nature of the employment of Holder by the Company.

4.             Exercise of the Stock Options. Any vested Stock Options may be exercised at any time after vesting by delivering the Exercise Price, paid in cash, along with a notice of exercise to Lime Energy at its headquarters address (currently, 1280 Landmeier Road, Elk Grove Village, Illinois 60007).  The Exercise Price of the shares as to which any Stock Options are being exercised shall be paid in full, in cash, at the time of exercise, provided, that if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising the Stock Options for cash, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of the Stock Options (or the portion thereof being exercised) by surrender of this Agreement with respect to the Stock Options being exercised at the principal office of the Company, together with the executed Exercise Notice, in which event Lime Energy shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A-B)

A

Where:                                             X = the number of shares of Common Stock to be issued to the Holder;

Y = the number of shares of Common Stock purchasable under the Stock Options or, if only a portion of the Stock Options is being exercised, the portion of the Stock Options being exercised (at the date of such calculation);

A = the Fair Market Value of one share of the Common Stock (at the date of such calculation); and

B = Exercise Price (as adjusted to the date of such calculation)

5.             Transferability. The Stock Options may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Holder’s lifetime, the Stock Option is exercisable only by the Holder (or by such Holder’s legal guardian or representative).

6.             Expiration of the Options.  The Stock Options will only be exercisable by the Holder and only after vesting in accordance with paragraph 3 of this Agreement, and all Stock Options, vested or unvested, will expire on the earliest of (i) the tenth anniversary of the date of this Agreement, or (ii) three months following the date the Holder ceases to be a full time employee of the Company if such cessation is not by reason of termination by the Company for Due Cause, or (iii) immediately upon any termination of the employment of the Holder for Due Cause.  In the event of the death of the Holder, all then vested Stock Options will be exercisable by the Holder’s estate (or the executor thereof) for a period of six months following the date of death, whereupon all unexercised Stock Options will automatically terminate.

7.             Change in Status.  In the event that Holder’s employment or affiliation with the Company ceases solely because the entity that continues to employ him ceases, after the Grant Date, to remain part or an affiliate of the Company then, for purposes of Section 6 above, Holder will be deemed to have incurred a termination of employment with the Company for reasons other than Due Cause.

8.             Adjustments.  The number of shares issuable as a result of the exercise of any unexercised Stock Options, and the purchase price payable therefore, may be adjusted from time to time to give effect to stock splits, both forward and reverse, and any stock dividends which may be declared payable to the holders of the outstanding Common Stock.

9.             Terms Governing Stock Options.  Unless otherwise provided herein, the terms of the Stock Options shall be governed in accordance with the provisions of the Company’s 2008 Long-Term Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by this reference.  The Stock Options issued pursuant to this Agreement shall be non-qualified options.  Any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its sole discretion, and any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive. Any such determination need not be uniform and may be made differently among Holders awarded Stock Options.

10.           Taxes.  Lime Energy will have the right to deduct from all cash or property payments made to the Holder upon exercise of any Stock Option, any and all federal, state or local taxes required to be withheld with respect to such payments.

11.           Trading Restrictions.  Lime Energy shall have the right at any time to impose trading restrictions on the Option Shares which may limit the number of shares that can be sold on any trading day or during any 90 day period and/or prohibit the sale of the Option Shares on any trading day, not to exceed thirty (30) trading days a year.

12.           No Rights as a Stockholder.  Holder shall not have any of the rights of a stockholder with respect to the Option Shares until such Option Shares have been issued upon due exercise of this Option.  No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date of issuance of such Option Shares following the exercise of this Option.

13.           Governing Law.  The validity, construction and effect of this Agreement and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Illinois without regard to its provisions concerning the applicability of laws of other jurisdictions.  Any suit with respect hereto will be brought in the federal or state courts in the districts which include Chicago, Illinois, and you hereby agree and submit to the personal jurisdiction and venue thereof.

14.           Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.           Entire Agreement.  This Agreement, and the 2008 Company’s 2008 Long-Term Incentive Plan, as amended from time to time (the “Plan”), contains the entire agreement between the Holder and the Company with respect to the Options.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options shall be void and ineffective for all purposes.  In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall be deemed controlling.

16.           Amendment.  This Agreement may be amended from time to time by the Company in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Option Shares, as determined in the discretion of the Company, except as provided in a written document signed by Holder and the Company.

IN WITNESS WHEREOF, Lime Energy Co. and the Holder have duly executed this Employee Stock Option Agreement effective as of the date first written above.

LIME ENERGY CO.		HOLDER

By:	/s/ David Asplund	/s/ John O’Rourke
	David Asplund	John O’Rourke
Executive Chairman